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JOINT VENTURE CONTRACT


	THIS CONTRACT is made in _____________, the People's Republic of China on this ___ day of ____________, 1993 by and between Tianjin Economic-Technological Development Area Business Development Co.(Party
A), an enterprise legal person duly organized and registered under the laws of the People's Republic of China, and AST Research (Far East) Limited, (Party B) a corporation incorporated under the laws of Hong Kong.

CHAPTER I  GENERAL PROVISIONS AND DEFINITIONS

	In accordance with the "Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures Using Chinese and Foreign Investment" (the "Joint Venture Law") and other relevant Chinese laws and regulations and the provisions of this Contract, TIANJIN ECONOMIC-TECHNOLOGICAL DEVELOPMENT AREA BUSINESS DEVELOPMENT COMPANY and AST RESEARCH (FAR EAST) LIMITED adhering to the principle of equity and mutual benefit and through friendly consultations, both agree to jointly invest to establish a joint venture enterprise in Tianjin Economic-Technological Area, the People's Republic of China. The contract hereunder is concluded and is agreed as follows:

	Unless the terms or context of this Contract otherwise specifically provide, the following terms shall have the meanings set out below:

A. "Articles of Association" shall mean the Articles of Association of the Company.

B. "Board" shall mean the Board of Directors of the Company.

C. "Company" shall mean "AST Computers China Limited", the joint venture limited liability company formed by Party A and Party B pursuant to the Joint Venture Law, the
Joint Venture Regulations, other relevant Chinese laws and this Contract.

D. "Effective Date" shall mean the date on which the Examination and Approval authority issues an approval document approving all of the terms and conditions of this Contract and its appendices.

E. "Establishment Date" shall mean the date on which the business license for the Company is issued by the relevant office of the State Administration for Industry and Commerce.

F. "Examination and Approval Authority" shall mean the authority empowered by the Chinese government to approve this Contract.

G. "Feasibility Study Report" shall mean the written analysis approved May 10, 1992, Approval Case Number
1992543 regarding the feasibility of the joint venture and the establishment of the Company.

H.  "Senior Management Personnel" shall mean the General
Manager, Deputy General Manager, financial controller of the Company and such other personnel designated as Senior
Management Personnel by the Board of directors of the Company.

I. "Site" shall mean that parcel of land consisting of 46866.271 square meters located at the northwest corner of the Beijing Tianjin Highway and Bohai Road, immediately to the west of the parcel occupied by Motorola China in 1993 as described in the Site Map attached to this Contract As
Appendix A.

J. "Technology License Contract" shall mean the contract for the license of technology to the Company.

K. "Trademark License Contract" shall mean the contract for the license of certain valuable trademarks to the Company.

L. "Joint Venture Products" shall mean the computer parts assembled produced or processed by the Company and associated support services.


CHAPTER II PARTIES TO THE CONTRACT

Article 1

	1.1  The parties to this Contract are as follows:

PARTY A:        TIANJIN ECONOMIC-TECHNOLOGICAL AREA BUSINESS
		DEVELOPMENT CO.,

PLACE OF REGISTRATION:  Tianjin Economic-Technological Development Area,

LEGAL ADDRESS:  The Fifth Street, Dongting Lu, Tianjin Economic-
		Technological Development Area, Tianjin, People's
		Republic of China.




LEGAL REPRESENTATIVE:    Name:  Gao Tianjin

			 Position:  General Manager

			 Nationality:  Chinese


PARTY B:  AST Research (Far East) Limited

PLACE OF REGISTRATION:  Hong Kong

LEGAL ADDRESS:          27/F, Alexandra House, 16-20 Chater Road,
			Central, Hong Kong

LEGAL REPRESENTATIVE:    Name:  Philip Wong

			 Position: Vice President

			 Nationality:  British

	1.2  Representations and Warranties

Each of the Parties represents and warrants that:

(a) it possesses full power and authority to enter into this Contract and to perform its obligations hereunder;

(b) its representative whose signature is affixed hereto has been fully authorized to sign this Contract pursuant to a valid power of attorney or equivalent legal document;
and

(c) upon the Effective Date, the provisions of this Contract shall constitute its legal, valid and binding obligations.

CHAPTER III  PURPOSE AND SCOPE OF JOINT VENTURE COMPANY

Article 2

	2.1 The purpose and aims of the Company are to manufacture, process and sell Joint Venture Products and, in conformity with the wish of enhancing the economic cooperation and technical exchanges, to adopt advanced and practical technology and scientific methods for business management, to upgrade existing products, to substitute import products, to expand the network of importation, to increase income in foreign currency, to raise economic results and efficiency and to ensure satisfactory economic benefits for both investors and to make contributions to the prosperity and development of the Tianjin Economic-Technological Development Area.

	2.2 The business scope of the Company includes processing, manufacturing, assembling, producing, distributing and servicing computer related products and parts thereof and to provide associated after sale maintenance and support service for all AST products.

CHAPTER IV  THE JOINT VENTURE COMPANY

Article 3

	3.1 The name of the Company in English is "AST Computers China Limited". The name of the Company in Chinese is ____________________.


	3.2 Party A and Party B agree that the names "AST" and "AST Computers China Limited" may be used only by the Company, except that Party B may use the name "AST" at any and all times. Party A and Party B also agree that the Company must cease use of the names "AST Computers China Limited" and "AST" immediately if, at any time,

a. Party B has less than a fifty percent (50%) ownership interest in the equity of the Company, or

b. Party B no longer has the right to appoint a majority of the voting Directors on the Company's Board of Directors.

	3.3 Neither Party A nor Party B may use the name "AST Computers China Limited" for its own commercial use without the consent of the majority of the Directors of the Company. Under no circumstances may Party A use the name "AST" for any purpose without the prior written consent of Party B.

Article 4

	4.1 The organization form of the Company is a limited liability Company. Party A and Party B are liable to the Company only within the respective limits of their contributions to the registered capital of the Company. Except as otherwise provided herein, once a Party has paid in full its contribution to the registered capital of the Company, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance guarantee or otherwise. Creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any of the Parties. The Company shall indemnify, defend and hold the Parties harmless against any and all losses, damages or liability suffered by the Parties in respect of third-party claims arising out of the operation of the Company. Subject to the foregoing, the profits, and losses of the Company shall be shared respectively by the parties in proportion to and limited by their contributions to the registered capital of the Company. Both parties shall contribute to the registered capital in cash through remittance.

	4.2 The Parties hereby agree to cause the Company immediately after its Establishment Date, (or as soon thereafter as the Company Directors may decide), by acting through the individual Directors of the Company nominated by the Parties pursuant to this Contract, to approve the entering into and execution of a technology License Contract, and the Trademark License Contract.

	4.3 The Parties hereby agree to cause the Company, immediately after its Establishment Date (or as soon thereafter as the Company directors may decide), by acting through the individual directors of the Company nominated by the Parties, to open a bank account at a bank located in China which is acceptable to Party B.

CHAPTER V  INVESTMENT AND REGISTERED CAPITAL

Article 5

	5.1 The total amount of investment required by the Company is sixteen million U.S. Dollars (US$16,000,000).

Article 6

	6.1 The total amount of the Company's registered capital shall be six million four hundred thousand U.S. Dollars (US$6,400,000).

Article 7

	7.1 Party A's contribution to the registered capital of the Company shall be six hundred forty thousand U.S. Dollars (US$640,000), representing ten per cent (10%) of the registered capital of the Company.

	7.2  Party A's contribution shall consist of the following:

		Cash (in US$):  US$ 640,000


	7.3 Party B's contribution to the registered capital of the Company shall consist of cash in the total amount of five million, seven hundred sixty thousand U.S. Dollars (US$5,760,000), representing ninety percent (90%) of the registered capital of the Company.

	7.4  Party B's contribution shall consist of the following:

		Cash (in US$): US$ 5,760,000

	7.5 A portion of Party B's cash contribution to the registered capital may, upon the direction of the General Manager or the Directors of the Company, be used for the purchase from Party B of production equipment, vehicles, office equipment, telecommunication equipment and other machinery or equipment or services necessary for initiating operation of the Company.

	7.6 The Parties' obligations to make their respective contributions to the Company's registered capital shall not arise until each of the following conditions has been fulfilled or waived by mutual agreement of the Parties:

a. Issuance by the Examination and Approval Authority of an unconditional approval of this Contract and its Appendices;

b. Issuance to the Company of a Business License with a scope of business as set forth in this Contract;

c. Issuance to the Company of a Land Use Certificate over the Site in accordance with the provisions of this Contract.

	All of the above documents must be in a form reasonably acceptable to both Parties. If any of the above conditions precedent is not fulfilled within ninety (90) days after the Effective Date, the Parties may agree in writing either to waive all or part of such conditions or to extend the deadline for their partial or complete fulfillment to a specified date agreed by the Parties.

Article 8

	8.1 Subject to the fulfillment of the conditions specified above, the registered capital shall be paid in two installments. Each installment shall be as follows:

a. The first installment shall be paid within one (1) month after the Establishment Date for the Company. At that time, Party A shall pay one half of its total registered capital contribution, which is three hundred twenty thousand US Dollars (US$320,000). At that time, Party B shall pay one half of its total registered capital contribution, which is two million eight hundred eighty thousand US Dollars (US$2,880,000).

b. The second installment shall be paid twelve months after the Establishment Date. At that time, Party A shall pay the remaining one half of its total registered capital contribution, three hundred twenty thousand US Dollars
(US$320,000). At that time, Party B shall pay the remaining one half of its total registered capital contribution, which is two million eight hundred eighty thousand US Dollars (US$2,880,000).

	8.2 The registered capital subscribed by both parties must, as stipulated in above paragraphs, be contributed in two installments through remittance to the bank account opened for the Company pursuant to Paragraph 4.3.

	8.3 If a Party fails to pay in its respective share of the registered capital as described above, the failing Party shall be liable to pay to the Company interest on the amount overdue from the time due until the time paid at two percent (2%) above the annual interest rate published by the Bank of China at that time for loans in U.S. Dollars granted to Chinese-foreign joint ventures. The interest shall be payable monthly in arrears to the Company until the overdue amount is paid in full.

Article 9

	9.1 After each Party's payment of its contribution to the registered capital has been made in full, an international accounting firm registered in China, recommended by Party B and approved by the Board, shall verify the contribution and issue a contribution verification report. Thereupon, the Company shall issue within sixty
(60) days after the payment of the contribution an Investment Certificate to each Party signed by the Chairman and the Vice Chairman of the Board.

Article 10

	10.1 In addition to the registered capital, the Company's operations may be financed with bank loans or other sources negotiated by a Financial Representative recommended by Party B and approved by a majority of the Company's Board of Directors. Neither Party A nor Party B may negotiate financing on behalf of the Company without prior written authorization of the Board. The Company shall not use or pledge its assets as security for any loan or other financing without the prior approval of the majority of the Board of Directors. Neither Party A nor Party B shall be obligated to act as guarantor or provide security for any financing for the Company without its prior written consent.

	10.2 If additional financing is obtained by the Company from either Party, its affiliate or subsidiary, the terms of such financing shall be in accordance with prevailing market rates or as negotiated on an arm's length basis.

	10.3 Neither Party A nor Party B may transfer, assign, sell or otherwise dispose of all or any part of its interest in the Company or its capital contribution without the prior written consent of the other Party and approvals from all required Chinese authorities. The Party desiring such transfer, assignment, sale or disposition (the "disposing Party") shall notify the other Party in writing of all salient terms of the proposed disposition, and such other Party shall have a period of at least 30 days in which to consent or reject the proposed disposition through written notice to the disposing Party.
If the other Party consents to the disposition, the disposing Party will then afford the other Party the preemptive rights prescribed in this Contract. Upon receipt of approvals from required Chinese authorities, the Company shall register the change in ownership with the relevant Chinese authorities.

	10.4 If one Party is to assign, sell or otherwise dispose of all or any part of its interest in the Company or its capital contribution pursuant to paragraph 10.3 above, and if the other Party consents to such disposition, such other Party has a preemptive right of purchase at a price equal to that offered by a third party or, in the absence of a third party offer, at a fair market value as determined by an international accounting firm registered in China recommended by Party
B and approved by the majority of the Board of Directors of the Company. The disposing Party shall notify the other Party in writing of the terms and conditions of any such offers by third parties
("offer terms"). The Party with the preemptive right of purchase must exercise such right within 30 days of its receipt of the offer terms or within thirty days after receipt of the valuation from the international accounting firm. The preemptive right may be exercised by providing written notice of exercise to the disposing Party and providing full payment to the disposing Party within thirty days thereafter.

	10.5 Party A hereby consents to the transfer by Party B of all or a portion of Party B's interest in the Company or contribution to the Company's registered capital to any subsidiary or affiliated company of Party B, and in particular to a transfer of Party B's registered capital in the Company to a wholly foreign owned enterprise established in China by Party B or any of its affiliates or subsidiaries for the purpose of holding the investments in China of Party B and its affiliated companies. Party A hereby waives any pre-emptive right to purchase Party B's interest in the company or registered capital in respect of such a transfer and agrees that it shall cause its appointed Directors of the Company to approve any such transfer.

	10.6 If either Party transfers all or any part of its interest in the Company or its registered capital in accordance with this Contract, it shall deliver up to the Company for cancellation the Investment Certificate issued to it by the Company. The Company shall, in accordance with the circumstances, promptly issue a new
Investment Certificate to the transferee.

	10.7 Neither the business of the Company nor the performance of its contracts shall be interrupted nor its organizational structure affected by any such sale, transfer, assignment or other disposal of any Party's interest in the Company or any amount of its capital contribution.

	10.8 Party A and Party B agree that the disposing Party shall continue to comply with the obligations imposed by Chapter XVII of this contract, "Intellectual Property and Confidentiality" for a period of twenty (20) years after the transfer, sale, assignment or other disposal of the disposing Party's interest in the Company or capital contribution.

	10.9 Party A and Party B agree that any liability of the disposing Party to the Company or the other Party for breach of any material term of this Contract shall not be affected by the sale, transfer, assignment or other disposal of the disposing Party's interest in the Company or its capital contribution.

	10.10 Any increase in the registered capital of the Company must be approved by a unanimous vote of the Directors in a duly constituted meeting and, if required under applicable law, be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval by such Authority, the Company shall register the increase in the registered capital with the relevant office of the Chinese government. Each Party will pay its respective share of the increase within thirty (30) days of the approval for such increase or such additional time as a majority of the Board may deem reasonable.
In the event that payment in full is not made by the end of such period, or any extension authorized by the Board, interest shall be charged to the Party failing to pay as provided in Provision 8.3.

CHAPTER VI  RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE
COMPANY

Article 11

	11.1 In addition to its other obligations under this Contract, Party A shall have the following responsibilities to be performed only upon request by the Company:

(a) Contributing its investment in the manner stipulated in this Contract.

(b) Assisting the Company in applying for and obtaining approvals, registrations, licenses, permits and other matters concerning the establishment and operation of the Company from relevant Chinese authorities.

(c) Assisting the Company to organize the design and construction of the premises and other engineering facilities necessary for the project as may be directed by the Company, including but not limited to assistance in placement of contracts or agreements with third parties.

(d) Assisting the Company in applying for and obtaining the most favorable tax or duty reductions, deductions and exemptions and other investment incentives available for the Company under the laws of China and relevant local laws and as may be stipulated elsewhere in this Contract or Appendices.

(e) Assisting the Company in liaising with the relevant authorities to effectively procure the external water supply, fuel supply, power supply, transportation, communications and other services, materials or utilities necessary for the implementation of this Contract or as may be required by the Company or its facilities.

(f) Assisting the Company in selecting and procuring the site necessary for the operation of the Company.

(g) Assisting the Company in preparation of the site for construction, establishing construction offices and recruiting qualified Chinese working personnel and arranging for the transport of imported equipment, services or material necessary for construction of the Company's facilities.

(h) Assisting with the procedures of applying for and procuring licenses for the import of equipment, raw materials, products and supplies as required by the Company, including the processing of any import customs declarations.

(i) Assisting the Company in purchasing or leasing of equipment, raw materials office articles, transportation, communication facilities or other goods or services needed in China.

(j) Assisting any expatriate employees and work force of the Company to obtain all entry visas and work permits necessary and arrange boarding, lodging, office space, transportation and medical facilities for such persons in China during the operation of the Company as may be required by the Company.

(k) Assisting the Company in securing preferential purchasing status of purchases of raw material or services in China, including the necessary official allocations of all raw materials the Company may require.

(l) Assisting the Company in processing the remittance of foreign currency earned by Party B and the Company.

(m) Assisting the Company in applying for and obtaining approvals for the sales of increasing amounts of Joint
Venture Products in the domestic market.

(n) Assisting the Company in handling of all other matters as may be specifically entrusted by the Company from time to time.

Article 12

	12.1 In addition to its other obligations under this Contract, Party B shall have the following responsibilities to be performed only upon request by the Company:

(a) Contributing its investment in the manner stipulated in this Contract.

(b) Execution of contracts for licensing of such technical information, marketing and management information and assistance by Party B to the Company as deemed necessary or appropriate by Party B or the Board of Directors by majority vote.

(c) Assisting the Company to obtain equipment, supplies, services and raw materials not otherwise available on commercially competitive terms in China.

(d) Assisting the Company to select and obtain management and technical personnel to participate in the management and operation of the Company as may be requested by the Company, including assisting in training of personnel selected by the Company in accordance with training plans developed or adopted by the Company and assistance in visa processing for such training as may occur outside China.

(e) Assisting the Company in obtaining additional financing from the Bank of China, other financial institutions in or outside China or from any Party or an affiliate of any Party provided however, to the extent a lender requires security for financing, and subject to each Party's prior written approval, each Party shall provide such security to the lender in proportion to its respective registered capital contribution. Under no circumstances will either Party be required to to provide any security, pledge or guarantee for or on behalf of the Company without such Party's prior written consent.

(f) Assisting in the selection of technical and managerial consultants to provide expertise as may be required by the Company.

(g) Assisting the Company in handling of all other matters as may be entrusted by the Company from time to time.

CHAPTER VII  THE BOARD OF DIRECTORS AND BUSINESS MANAGEMENT OFFICE

Article 13

	13.1 The Board of Directors shall consist of five (5) Directors, one (1) of whom shall be appointed by Party A and four (4) of whom will be appointed by Party B. At the time this Contract is executed and each time Directors are appointed, each Party shall notify the other in writing of the names of its appointees.

	13.2 Each Director shall be appointed for a term of four (4) years and may serve consecutive terms if reappointed by the Party originally appointing him. Each term shall be four years from the time of appointment. Either Party may remove any of its appointed Directors upon prior written notice to the other Party. If a seat on the Board is vacated before expiration of a term, the Party which originally appointed such Director shall appoint a successor to serve out its unexpired term.

	13.3 A Director appointed by Party B shall serve as Chairman of the Board and a Director appointed by Party A shall serve as Vice
Chairman of the Board. The Chairman of the Board shall be the legal representative of the Company. The Vice Chairman shall have such responsibilities and authority as may be delegated by the Chairman and approved by the Board.

	13.4 The General Manager and the financial controller of the Company shall be selected and appointed by the Chairman. The Deputy General Manager of the Company may be selected by the Vice Chairman, subject to approval by the Board. The Deputy General Manager shall have such responsibilities and authority as may be delegated by the General Manager.

	13.5 Each party shall be responsible for the expenses incurred by its appointed directors in attending Board meetings. This provision shall not apply to any payment due to a director arising out of his status as an employee of the Company.

	13.6 The first meeting of the Board of Directors shall be held within three (3) months after the date of issuance of the Company's Business License; thereafter, except as authorized elsewhere in this contract or as may be provided in applicable law or regulation, the Board shall meet at least once each year. Board meetings will be held in Tianjin, Hong Kong or such other places as the Board may determine.

	13.7  Meetings of the Board of Directors shall be held on thirty
(30) days notice to the Directors, (or such other notice period as may be authorized under applicable law or regulation) provided that any Director may waive his right to such notice by written consent. A notice of a Board meeting shall include the time and place of the meeting as well as a summary agenda prepared by the Chairman.
Meetings may be held by telephone or other electronic means as well as in person. Any action required or permitted to be taken at any board meeting may be taken without a meeting if the Directors consent to such action in writing. The Chairman shall be responsible for convening and presiding over Board meetings; if the Chairman is unable to attend a Board meeting, the Chairman may delegate such tasks to the Vice Chairman.

	13.8 If a Board member is unable to participate personally in a Board meeting, such Director may participate by telephone or issue a a proxy or may entrust another person to participate in the meeting on his behalf. The representative so entrusted shall have the same rights and powers as the absent Board member. If a Board member fails to participate or to entrust another to participate, such Board member will be deemed as having waived such right.

	13.9 Each Director present in person or by proxy or representative or by telephone at a meeting of the Board of Directors shall have one vote.

	13.10 Resolutions involving the following matters may only be adopted upon unanimous affirmative vote of each and every director of the Board present in person or by proxy or by telephone at such meeting:

(i) the amendment of the Articles of Association,

(ii) the merger of the Company with another organization which is not a subsidiary or affiliate of Party B,

(iii) dissolution or liquidation of the Company except as either Party may be authorized to terminate this Contract pursuant to Article 21,

(iv) the increase or transfer of the registered capital of the Company other than pursuant to Provision 10.4 of this Contract.

	13.11 Resolutions involving matters other than those set forth in Paragraph 13.10 above may be adopted by the affirmative vote of a majority of the Directors present at a convened meeting in person or by proxy or by telephone.

	13.12 The Board shall be the highest authority of the Company. The Board shall discuss and determine all important issues regarding the Company in accordance with the relevant national and local laws of China, this Contract and the Articles of Association for the Company.

	13.13 The Company shall not initiate negotiations for additional financing for the Company or acquire interests in realty without the affirmative vote of a majority of the Board of Directors.

	13.14 The Board may, by majority vote, remove from office any member of Company senior management who was originally selected or appointed by the Board.

Article 14

	14.1 The Company shall adopt a management system under which the management organization shall be responsible to and under the leadership of the Board of Directors. The Company will establish a management office which shall be responsible for the Company's daily management. The Company shall have a General Manager, Financial Controller and Deputy General Manager who shall be responsible for executing the policies and decisions issued by the Board of Directors. The General Manager, Financial Controller and Deputy General Manager shall serve terms of three years.

	14.2 The General Manager shall organize and conduct the daily management of the Company and shall, within the scope of powers and authority empowered him by the Board, represent the Company to third parties, appoint and dismiss subordinates and exercise other functions as authorized by the Board. The General Manager shall be authorized to utilize outside consultants or experts for specific assignments on a temporary basis at his discretion for the Company's account and hire and dismiss employees. In addition, the General Manager shall have final decision making authority in executing the resolutions of the Board. The General Manager shall consult with the Deputy General Manager regarding issues of importance to the Company, but the General Manager shall have final decision making authority. Except as may be specifically authorized by the Board, the General Manager or his designee shall sign all contracts for the Company. The General Manager shall not execute any contracts for loans, additional financing for the Company, or any contracts which pledge the assets of the Company without the prior written authorization of the Board.

	14.3 The General Manager may appoint several department managers who shall be responsible for assuring execution of the directions issued by the General Manager or his designee.

	14.4 Party A and Party B shall, upon request by the Board or the General Manager, assist the General Manager and other members of the Company's management in all matters pertaining to entry or exit of Chinese territory, including assistance for arranging transportation of personal belongings in accordance with the Customs Law and the Tax Laws of China. Such assistance shall include but not be limited to assistance in obtaining entry visas and application to customs offices for tax exemptions or reductions and for any other preferential treatment available to the Company or its managers.

	14.5 Senior management personnel shall be employed by the Company in accordance with the terms of individual employment contracts. The salaries and benefits paid by the Company to the senior management personnel shall be determined by the Board in accordance with domestic and international standards and recognizing differing needs of expatriate personnel.

	14.6 Senior management personnel must be full time personnel of the Company and may not concurrently hold any position in another economic organization which is in commercial competition with the Company. If a member of the Company's senior management wishes to resign for any reason, a written notice of such resignation must be submitted to the Board of Directors ninety (90) days prior to the effectivity of resignation.

	14.7 Subject to the provisions of this Contract, applicable laws and the Articles of Association of the Company, senior management personnel of the Company may be appointed and removed by the General Manager. Any vacancies among the Company's senior management shall be filled by the Party having the right to nominate such office and in the event neither Party has such right of nomination or fails to exercise such right, the General Manager may appoint a candidate to fill the vacancy.

	14.8 Party A and Party B agree that through a consultancy contract between the Company and Party B, Party B may provide to the Company management and technical advice as may be determined by the Board of Directors of the Company by majority vote.

CHAPTER VIII  FINANCIAL AFFAIRS

Article 15

	15.1 Except as may be authorized by the Board, the financial controller shall be responsible for the financial affairs of the joint venture and shall report to the General Manager and the Board of Directors. The financial controller shall be responsible to submit to the Board reports on the financial condition of the Company at such intervals as the Board may determine.

	15.2 The accounting system of the Company shall adopt a fiscal year which shall begin on January 1 of each year and shall end on the following December 31. The first fiscal year will begin on the Establishment Date of the Company and end on the following December 31 and the last fiscal year shall end on the date of the dissolution of the Company. Party B shall be provided with a financial report of the Company after the conclusion of each fiscal year.

	15.3 The General Manager and the Financial Controller shall prepare and submit to the Board for approval the accounting system and procedures in accordance with the Accounting System of the People's Republic of China for Foreign Investment Enterprises and other mandatory regulations. Subsequent to Board approval, the accounting system and procedures will be filed or submitted to appropriate Chinese government authorities. The debit and credit method as well the accrual basis of accounting shall be adopted as the methods and principles for keep accounts. Any changes to the accounting system and procedures shall require the approval of a majority of the Board of Directors.

	15.4 The Company's gains and losses of RMB and gains and losses of foreign currency shall be kept in separate accounts. The Company shall use RMB as the standard currency for keeping accounts. The exchange rates between RMB and foreign currencies shall be handled in accordance with the applicable laws and regulations of China.

	15.5 All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese and English. All important financial and accounting documents, records and statements shall require the approval and signature of the Financial Controller. All financial statements shall require the approval and signature of the General Manager.

	15.6 The Company shall separately open a foreign exchange account and RMB account at banks selected by the Board of Directors through a majority vote and approved by the Chinese Government. all expenses of the Company shall be paid from such accounts. The Company's foreign exchange transactions shall be handled in accordance with the laws and regulations of China.

	15.7 The Company shall, to the extent required by applicable law or as may be determined by the board of Directors, maintain a balance in its foreign exchange receipts and expenditures from the sale of its Joint Venture Products. However, if despite the reasonable efforts of the Parties in performing their obligations under this Contract, the Company is unable to maintain a balance of foreign exchange, the Board may consider and by majority vote approve other legal means of achieving such balance, including but not limited to the following:

(i) conversion of its RMB denominated sales to US Dollars through legal channels.

(ii) establishing and maintaining US Dollar, RMB or other currency bank accounts in China and, if deemed necessary by the Company, abroad.

(iii) requiring Chinese companies, foreign trade corporations or other foreign enterprises in China to pay foreign exchange for purchases of Joint Venture Products.

(iv) paying all taxes, duties or other fees in China owed by the Company or its staff or employees in RMB.

	Prior to implementing any such method of achieving foreign exchange balance, the Company shall obtain all approvals or permits required by relevant Chinese authorities. If such means fails to achieve a satisfactory resolution, the Company, through the Board, may seek further assistance from relevant Chinese authorities or either party may terminate this Contract in accordance with Article 19.

	15.8 Prior to the start of commercial activity of the Company, foreign exchange held in capital accounts by the Company or to which it is entitled shall be applied in payment of the following in descending order of priority, or such order as the Board by majority vote may approve:

(i) payment of all suppliers of imported materials, equipment or services imported from outside of China.

(ii)  payment of the Company's expatriate staff salaries,

(iii) payment of living and travel expenses of company employees on training programs outside China.

	15.9 Following the start of commercial activities, foreign exchange earned by the Company or to which it is entitled shall be applied in payment of the following in descending order of priority or such order as the Board by majority vote may approve:

(i) payment of foreign currency loan interest/principal as due.

(ii)  distribution of profits to Party B

(iii) payment of imported raw materials, supplies, spare and replacement parts,

(iv)  payment of technology license obligations

(v)  payment of the Company's expatriate staff salaries

(vi) living and traveling expenses of employees of the Company incurred while traveling and living abroad for training and other business purposes and

(vii)  payment for imported services.


	15.10 After payment of income taxes by the Company, the Board will determine the amount of the reserve fund and expansion fund of the company, and the bonus and welfare fund for the workers and staff members which shall be deducted from the after-tax net profits. The total allocation of these funds withdrawn each year shall not exceed ten percent (10%) of the after-tax profit in such year unless authorized by the Board of Directors.

	15.11 The after-tax net profit of the Company shall be distributed between Party A and Party B in proportion to their respective shares in the registered capital after deductions therefrom for various funds as stipulated in Paragraph 15.10, above. The Board shall determine when the profit shall be distributed. If the Company carries losses from the previous years, the profit of the current year shall be first used to cover such losses. No profit shall be distributed unless the deficit from the previous years is made up.
The profit retained by the Company and carried over from the previous years may be distributed together with the distributable profit of the current year of after the deficit of the current year is made up.

	15.12 All payments to be distributed under this Article 15 shall, at the request of the receiving Party, be transmitted electronically to an account at a bank located in China or abroad, specified in advance by such Party.

	15.13 In the event that there is not sufficient foreign exchange to pay Party B's share of distributed profits, the Company shall, to the extent of the unpaid portion, hold distributed RMB profits in trust for Party B in a special interest bearing account established for that purpose, when such account is available, in satisfaction of the Company's obligation to distribute such share of the Company's profit to Party B. From and after the date on which such account is established, the Company will not withdraw or use the funds therein except upon Party B's prior written instructions. When the Company obtains sufficient foreign exchange, the Company shall, at Party B's option, replace the RMB in such account (including any interest earned therefrom) with its US Dollar equivalent in accordance with the average of the buying and selling rates published by the Bank of China (the "Official Rate") at the time of transaction, provided, however, that should Party B require the Company to convert available Renminbi for foreign exchange at any rate other than the Official Rate in order to pay Party B's profits in foreign exchange, then the Company will replace the Renminbi in such account (including interest thereon) with the US Dollar equivalent in accordance with the actual exchange rate of the conversion transaction. The Company then shall immediately pay such US Dollars to Party B.

Article 16

	16.1 An independent accountant registered in China and otherwise qualified to render opinions on the compliance by the Company with the accounting standards provided herein, shall be engaged by the Company as its auditor to examine and verify the annual report on the final accounts ("Independent Auditor"). The Company shall submit to the Parties the annual financial statements (including the audited Profit and Loss Account, the Balance Sheet and Cash Flow Balance and Foreign Exchange Balance for the fiscal year) within three months after the end of the fiscal year, together with the audit report of the Chinese registered accountant. The annual financial statements, the audit report and the monthly reports shall be prepared in both Chinese and English.

	16.2 The Board shall review and approve the periodic audits of the accounts. In the event that the Board determines that the audits submitted by the Independent Auditor are unable to properly meet the standards set forth above, the Board may, upon majority vote, replace the Independent Auditor, or retain another auditor at Company expense, to supplement or adjust the work of the Independent Auditor or to perform specific accounting and auditing tasks.


	16.3 Each Party may, at its own expense, employ an auditor to undertake financial examination on behalf of such Party. The Company shall provide reasonable assistance to such auditor. The auditor shall be obligated to keep confidential all documents under his auditing.

CHAPTER IX  LABOR MANAGEMENT AND WAGES

Article 17

	17.1 The Board shall establish policies for the employment, dismissal, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the Company. Such policy shall be formulated in accordance with the principle of employee compensation in accordance with performance and shall conform to the Regulations of the People's Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment.
The Company shall execute labor contracts incorporating such policies with the Company's trade union or with each individual employee, as may be determined by the majority vote of the Board. After execution, the labor contracts will be filed with the appropriate labor management department. Employment, salaries, labor insurance, welfare and travel allowance for high-ranking officers shall be decided upon by the Board. Expatriate personnel will receive benefits and remuneration commensurate with those commonly provided in expatriate employment packages.

	17.2 The Company will conform to applicable rules and regulations of the Chinese government concerning health, safety, environmental protection, and labor insurance.

CHAPTER X  TAXATION AND FOREIGN CURRENCY

Article 18

	18.1 The Company shall pay taxes according to the Income Tax Law Concerning Chinese-Foreign Joint Ventures and other applicable laws and regulations of China.

	18.2 Foreign and Chinese high-ranking officers, management, staff and workers of the Company shall respectively pay their individual income tax and individual income adjustment tax in accordance with the applicable tax laws of China.

	18.3 The Company will use its best endeavors to apply for and obtain preferential tax treatment, reductions and exemptions to which the Company is entitled. The Company may apply to the relevant Chinese government departments for examination and confirmation that the Company is an export enterprise and technologically advanced enterprise and apply for any preferential treatment granted to such enterprises by the Chinese government.

	18.4 The Company shall apply for a drawback of the duties paid on any imported materials which are used for export products.

	18.5 The Company shall seek all tax exemptions, reductions and preferences to which it is entitled for materials, equipment, transportation vehicles and office equipment for the purpose of production and management of the joint venture.

	18.6 The customs duties, tariffs, or fees for all raw materials imported by the Company shall be processed in accordance with the applicable Chinese regulations on import customs duties issued at the time of importation. The Company shall apply and proceed for tax exemptions on such materials as are exempted from customs duty in accordance with relevant regulations.

CHAPTER XI  ALTERATION OF TERMS AND TERMINATION OF THE CONTRACT

Article 19

	19.1 No change or alteration to this Contract or its appendices shall be effective unless reduced to writing and signed by both parties to this contract. Neither party has any authority to alter the Contract unilaterally. Changes and alterations to this Contract will be governed by the laws of the People's Republic of China and shall not contravene the public interest.

	19.2 The Joint Venture Term of the Company shall commence on the issuance of the business license and shall expire on the date which is thirty years after the issuance of the business license. The term of the Joint Venture may be terminated before the expiration in accordance with this Contract. If both parties agree, an application for extension shall be submitted to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration date of the term of the Joint Venture.

	19.3 This Contract shall terminate upon the expiration of the Joint Venture Term unless extended pursuant to this Contract. Either Party may terminate this Contract prior to expiration of the Joint Venture Term of the Company upon written notice to the other Party if:

a. the other party materially breaches this Contract an such breach is not cured within three months of written notice to the breaching party;

b. the Company or the other Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts when due;

c. either Party transfers its equity participation in the Company without the prior consent of the other Party or in violation of the provisions of this Contract;

d. all or any part of the assets of the Company are expropriated by any government authority;

e.  any government authority having authority over either
Party requires any provision of this Contract to be revised in such a way as to cause significant adverse consequences to the Company or any of the Parties;

f. other unforeseen circumstances arise making it impossible or commercially infeasible for the Company to operate effectively;

g. conditions or consequences of Force Majeure prevail for a period in excess of six (6) months and the Parties have been unable to find an equitable solution;

h. despite all reasonable efforts by Party A, Party B and the Company, the Company is unable, for sixty (60) consecutive months, to balance its foreign exchange requirements or its cumulative foreign exchange obligations exceed six million, nine hundred thousand U.S.
Dollars (US$ 6,900,000);

i. if any ancillary agreements are terminated and such termination prevents or severely inhibits the operation of the Company in accordance with the expectations of the Parties;

j. either Party's economic benefits are adversely and significantly affected by any new laws, rules or regulations of China or the amendment or interpretation of any existing laws, rules or regulations or China after the date of execution of this Contract, the Parties will promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been enacted or amended or interpreted. If the Parties cannot reach an agreement regarding the economic adjustment within sixty (60) days after discussions begin; or

k. for any other reason provided for in this Contract or in relevant laws and regulations.

	19.4 Termination for any other reason not specified herein shall require unanimous approval of the Board of Directors.

	19.5 If either Party gives notice pursuant to the foregoing of a desire to terminate this Contract, the Parties will promptly negotiate a resolution to the problem for which termination is sought. If the problem cannot be resolved within six (6) months after commencement of negotiations, or if one party refuses to negotiate, the Contract may be terminated.

 19.6 Notwithstanding any other provision of this Contract, the Company shall automatically be dissolved upon bankruptcy or dissolution of either Party. Upon the occurrence of either of these events, the Parties shall take any and all actions necessary to effect the dissolution of the Company. Without limiting the foregoing, upon the occurrence of either of these events, a meeting of the Board of Directors shall be convened at which the Parties shall cause their respective representatives to adopt a resolution to dissolve the Company.

	19.7 If the Contract is terminated for any reason, the physical assets of the Company shall be valued by and liquidated under the direction of a Liquidation Committee formed in compliance with applicable regulation. In valuing and selling the physical assets, the Liquidation Committee will use every responsible effort to obtain the highest possible price for such assets. After liquidation and settlement of outstanding debts of the Company and subject o the payment of any applicable taxes, the joint venture account shall be paid over to Party A and Party B in proportion to their respective contributions to the Registered Capital of the Company. Party A agrees that, to the extent possible, it will ensure that amounts payable to Party B will be paid in U.S. Dollars and shall be freely remittable by Party B out of China in accordance with the applicable Chinese foreign exchange regulations. In the liquidation of the assets of the Company, the Party which originally contributed assets or the cash to purchase such assets of the Company shall have priority to purchase such assets if the price offered is reasonable. To the extent reasonably possible, sales of the Company's assets will be in U.S. Dollars.

CHAPTER XII  LIABILITIES FOR BREACH OF CONTRACT AND CLAIMS FOR DAMAGES

Article 20

	20.1 If either Party fails to pay on schedule the contributions to the Registered Capital in accordance with the provisions of this Contract, and such failure is not excused, following the one month period referred to in Article 8.3 above, the breaching Party will pay the other Party liquidated damages each month beginning the second month after the contribution is due. The liquidated damage payments will be five percent (5%) of the amount of the delinquent contribution and shall be payable in cash and in US Dollars. If the breaching
Party fails to pay the contribution for three consecutive months, and such failure is not excused, the failure will be deemed a material breach to the Contract and the other Party may immediately terminate pursuant to Article 19 of this Contract and may pursue such other damages or compensation for economic loss as may be provided under Chinese law.

	20.2 If the Company cannot continue its operations or achieve the business purpose stipulated in the Contract due to the fact that one of the parties fails to fulfill or seriously violates the obligations prescribed in the Contract, such Party will be deemed to be breaching the Contract. The non-breaching Party may elect to terminate the contract in accordance with Article 19 of this Contract and may recover compensation from the breaching Party commensurate with the economic loss caused by the breach. The Parties may elect to continue the operation of the Company; in such case, the Party who fails to fulfill the obligations shall be liable to the other for the economic loss sustained by the Company or the other Party as a result of such breach.

	20.3 Notwithstanding any other provision of this Contract, if a breach is committed by a Party and such breach results in the non-performance of or inability to fully perform this Contract including any annexes, the liabilities arising from such breach will be borne by the Party in breach. If a breach is committed by both Parties, each will bear its individual share of the liabilities arising from its breach of contract.

	20.4. If either Party fails to perform its obligations under this Contract it shall promptly inform the other Party in writing, specifying the nature of the failure. If such failure is a breach of this Contract, the non-performing Party will be liable to the other Party and the Company for economic losses sustained as a result of such breach.

	20.5 Each Party to the Contract learning through any means whatever that the other Party is unable or will fail to perform its obligations under the Contract, shall promptly verify the failure or inability to perform and shall take measures of remedy or measures to prevent or mitigate any loss. If loss is increased due to failure to take such measures, or failure to take measures promptly, the party failing to take such measures shall have no right to compensation for the increased part of the loss.

CHAPTER XIIV  FORCE MAJEURE

Article 21

	21.1 "Force Majeure" shall mean all events which are beyond the control of the parties to this Contract and which are unforeseen or if foreseen are unavoidable and which arise after the Contract Date and which prevent total or partial performance by either Party. Force Majeure may include but is not limited to strikes, labor disturbances, explosions, fires, flood, earthquake and other natural disasters, acts of war or civil disturbances, acts of any government in its sovereign capacity, sabotage, condemnation or expropriation, or inability to obtain materials or transportation.

	21.2 If an event of Force Majeure occurs, the party whose performance is prevented shall notify the other party by most expedient means without delay and within fifteen (15) days thereafter provide to other Party written report detailing the events and providing certification from the local Chamber of Commerce substantiating such occurrences. The Party experiencing the Force Majeure event will exercise all reasonable endeavors to terminate the Force Majeure condition and to minimize all loss to the Company and to the other Party.

	21.3 If the Company is unable to operate or the Contract impossible to perform due to an event of Force Majeure, the contractual obligations of the Parties (except obligations pertaining to confidentiality) shall be suspended during the period of delay caused by the Force Majeure and shall automatically be extended, without penalty, for a period equal to such suspension.

	21.4 In the event a Force Majeure event exists for such period that the economic success of the Company is irreparably damaged, the Board of Directors of the Company may dissolve the Company and terminate this Contract.

CHAPTER XIV  SELLING OF JOINT VENTURE PRODUCTS

Article 22

	22.1 In accordance with the relevant laws, regulations and rules of China, the Company may advertise, promote sell and distribute its products in and outside China for its wholesale and retail objectives. The objective of the Company shall be to sell up to seventy percent
(70%) of the Joint Venture Products outside China, if such Joint
Venture Products are competitive in price and quality to other similar products on the international market, and to sell not less than thirty percent (30%) of the Joint Venture Products within China. Upon approval by the majority of the Board, and subject to the approval of Party B, the Company may execute an Export Distribution Contract with Party B or its affiliates establishing the terms for international distribution of the Joint Venture Products for the Company.

	22.2 The prices of the products of the Company sold outside China will be determined by the Board of Directors in accordance with international competitive marketing. The prices of products sold in China shall be determined by the Board of Directors in accordance with principles of achieving competitive advantages.

	22.3 The Joint Venture Products sold in China may be sold either by the Company directly or though other relevant Chinese sales and distribution organizations pursuant to agency contracts entered into between the Company and such organizations.

	22.4 The Company may establish branch sales or service offices within or outside China upon the approval of the relevant Chinese authorities with a view to sell its products and perform after sales maintenance service within or outside China.

CHAPTER XV  TRADEMARK

Article 23

	23.1 Party B or its parent shall license to the Company appropriate trademarks owned by Party B or its parent or affiliates in accordance with the terms of the trademark license contract to be executed after the Establishment Date or at such time as may be determined by the Board of Directors. The licensed trademarks will be used by the Company only in connection with the manufacture, processing and sales of designated Joint Venture Products. Party B will cause the registration of the trademark with the relevant Chinese authorities in accordance with the Trademark Law of the People's Republic of China and its detailed rules for implementation. The trademarks registered in China shall be protected by the Chinese laws. All licensed trademarks shall at all times remain the property of Party B or its affiliates or licensor.
After the expiration of or the termination of this Contract, and upon its dissolution, the Company will have no right to use the trademarks.
Party A shall have no right of use of the trademark except with the prior written consent of Party B or its parent.

CHAPTER XVI  INTELLECTUAL PROPERTY AND CONFIDENTIALITY

Article 24

	24.1 The Parties shall, during the term of this Contract and the existence of the Company, and thereafter until the information properly comes into the public domain or until twenty (20) years following the expiration or termination of this Contact, whichever occurs first, maintain the secrecy and confidentiality of and not disclose to any third person or party any proprietary information or any information considered secret or confidential by either Party which is disclosed, directly or indirectly to the Company or the other Party.

	24.2 The Parties will cause their directors, senior staff and other employees and those of their subsidiaries or affiliates also to comply with the confidentiality obligations set forth above.

	24.3 The Company shall not disclose proprietary information concerning its sales or finances or products to any persons or entities except, where circumstances warrant, to Party A and Party B during the valid term of this Contract (excluding information which is required to be reported to officials or departments of the Chinese Government), unless such information is already in the public domain.

	24.4 This Article and the obligations and benefits hereunder shall survive for twenty (20) years after the termination of this Contract and the termination or dissolution of the Company.

	24.5 Both parties to this Contract shall require their appointed Directors to the Company to require Company personnel to execute appropriate contracts or agreements to maintain the secrecy of proprietary and confidential information of the Company.

	24.6 The Party breaching the obligations of confidentiality under this Contract will be liable for damages accrued to the non-breaching Party.

CHAPTER XVII INSURANCE

Article 25

	25.1 The Company shall, at its own cost and expense, take out and maintain full and adequate insurance of the Company against loss or damage by fire and such other risks as may be decided by the Board through a majority vote of the Directors. The property, transportation, product liability and other items of insurance of the Company shall be obtained within or outside China, subject to any legal restrictions which may apply, and such insurance policies will be denominated in Chinese and foreign currencies, as appropriate. The types and amounts of insurance coverage shall be determined by the Board in accordance with applicable Chinese laws, if any.

CHAPTER XVIII  APPLICABLE LAW

Article 26

	26.1 The validity, interpretation and implementation of this Contract will be governed by the law of the People's Republic of China which are published and publicly available, but if there is no published and publicly available law in China pertaining to any particular matters relating to this Contract, reference shall be made to general international commercial practices.

CHAPTER XIX  SETTLEMENT OF DISPUTES

Article 27

	27.1 In the event a dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

	27.2 If the dispute is not resolved through friendly consultations within sixty (60) days after the commencement of discussions, or such longer period as the Parties agree in writing at that time, then notwithstanding any other provision of this Contract, the Parties shall resolve the dispute in Geneva, Switzerland according to the arbitration rules of the International Chamber of Commerce ("ICC"). Arbitration shall be conducted as follows:

(i) All proceedings in any such arbitration shall be conducted in English and a daily transcript in English of such proceeding shall be prepared. All decisions of the arbitrators will be reduced to writing and such decisions will be supported by rationale. Arbitrators may not award any monetary compensation to either Party which is speculative, punitive or was not a direct result of a breach of the other Party's obligations under this Contract.

(ii) There shall be three (3) arbitrators, fluent in English, appointed in accordance with the ICC rules.

(iii) The arbitration award shall be final and binding on the Parties and the Parties agree to be bound thereby and act accordingly.

(iv) When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Contract.

(v) In any arbitration proceeding, any legal proceeding to enforce the arbitration award or any legal action between the Parties relating to this Contract, each Party expressly waives the defense of sovereign immunity and any other defense based upon the fact or allegation that it is an agency or instrumentality of a sovereign state. Any award of the arbitrators shall be enforceable by any court having jurisdiction over the Party against whom the award has been rendered and shall be enforceable in accordance with the "United Nations Convention on the Reciprocal
Enforcement of Arbitral Awards (1958).

CHAPTER XX  LANGUAGE

Article 28

	28.1 This Contract shall be written in Chinese and English versions. Both languages are equally authentic and shall have the same effect.

CHAPTER XXI  ASSIGNMENT OF THE CONTRACT

Article 29

	29.1 Neither party may transfer or assign any obligation or right under this Contract without the prior written consent of the other party, except that Party A consents to any transfer or assignment of Party B's interests to any other affiliate or subsidiary of Party B. Party B agrees to provide Party A with prior written notice of any such transfer or assignment.

CHAPTER XXII  EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS
PROVISIONS

Article 30

	30.1 Any appendices of this Contract are an integral part of the Contract and have the same legal effect as the text of the Contract.

	30.2 Notices between the Parties may be sent by mail or telegram, facsimile, or telex. Any notice in connection with any party's rights and obligations shall require a written letter notice, return receipt. The legal addresses of both parties listed in this Contract shall be the posting addresses. Notices shall be deemed effective upon receipt.

	30.3 The Contract and its appendices shall be approved by the appropriate Chinese government offices.

	30.4 Failure or delay on the part of either Party hereto to exercise any right, power or privilege under this Contract or under any other contract or agreement relating hereto shall not operate as a waiver thereof, nor shall any single or partial exercises of any right, power or privilege preclude any future exercise thereof.

	30.5 Nothing in this contract is intended to interfere with or restrict Party B, its parent or affiliates from independently engaging in or pursuing lawful business activity in China.

	30.6 This Contract and any appendices hereto attached to this Contract constitute the entire agreement between Party A and Party B with respect to the subject matter and supersede all other discussions, negotiations and agreements, written or oral. In the event of a conflict in the terms of this Contract and the Articles of Association, the term of this Contract will prevail.


Executed by Party A                       Executed by Party B


__________________________                __________________________
Signature                                 Signature

__________________________                __________________________
Name                                      Name

__________________________                __________________________
Title                                     Title

__________________________                __________________________
Date                                      Date


Witness for Party A                       Witness for Party B

__________________________                __________________________
Signature                                 Signature

__________________________                __________________________
Name                                      Name

__________________________                __________________________
Title                                     Title

__________________________                __________________________
Date                                      Date